UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 31, 2010

GREEN EQUITY HOLDINGS, INC.

(Exact Name of registrant as specified in charter)

Nevada	001-52396	20-2889663
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1015 W. Newport Center Drive
Suite 105
Deerfield Beach, FL 33432

(Address of Principal Executive Offices, Including Zip Code)

(786) 307-8092

(Registrant's Telephone Number, Including Area Code)

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 30, 2010, Lester Hahn, sole director, President and CEO of CX2 Technologies, Inc (the “Company”), resigned from all positions held with the Company, including resigning from Board service.  There was no disagreement, as defined in 17 CFR 240.3b-7, between the Registrant and Mr. Hahn’s resignation from the Board of Directors.

Also effective June 30, 2010, the Company appointed Raimundo Dias as as sole Director, President and CEO to replace Mr. Rand.  Mr. Hahn will serve as a director until his successor has been elected at the next annual meeting of the Registrant's shareholders or until his earlier resignation, removal, or death, and Mr. Hahn has not been appointed to any committees of the Board as the Board does not presently have any committees.

Raimundo Dias, age 39, has over 16 years of experience in the financial markets.  He is also the President, of Fusion Capital Investments Corporation, a private company specializing in business development consulting as well as investing into public and private entities in all sectors. Mr. Dias received in 1995 a Bachelors Degree in Marketing and in 1993 an Associate's Degree in Business Management from a prestigious Catholic University where he was also elected to the board; Organization of Latin American Students (OLAS).

Mr. Dias does not have any employment agreement or other compensatory agreement in place with the Company, and is not presently being compensated for his service as an officer and director of the Company.

The Registrant has not entered into any transactions with Mr. Dias described in Item 404(a) of Regulation S-K.  Further, Mr. Dias was not appointed pursuant to any arrangement or understanding between Mr. Dias and any other person.

ITEM 9.01	EXHIBIT INDEX

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit Index	Description
99.1	Press Release of Green Equity Holdings, Inc. issued August 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN EQUITY HOLDINGS, INC.

Date: August 31, 2010	By: /s/ Raimundo Dias
Raimundo Dias, Chief Executive Officer